Exhibit 10.1

Silicon Valley Bank

Amendment to Loan Agreement

Borrower:	I-Flow Corporation
Dated as of:	April 30, 2005

     THIS AMENDMENT TO LOAN AGREEMENT is entered into between Silicon Valley Bank (“Bank”) and the borrower named above (the “Borrower”).

     The Parties agree to amend the Amended and Restated Loan and Security Agreement between them, having an effective date of May 8, 2003 (as amended from time to time being referred to herein as the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

     1. Revised Sections 2.1, 2.1.1, 2.1.2, 2.1.3, and 2.1.4. Sections 2.1, 2.1.1, 2.1.2, 2.1.3 and 2.1.4 of the Loan Agreement are hereby amended and restated in its entirety to read as follows:

“2.1 Promise to Pay. Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions in accordance with the terms and conditions hereof.

2.1.1 Revolving Advances.

     (a) Bank will make Revolving Advances not exceeding the Committed Revolving Line minus all amounts for services utilized under the Cash Management Services Sublimit, minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and minus the FX Reserve. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

     (b) To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Revolving Advance is proposed to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form, in the form attached hereto as Exhibit B. Bank will credit Revolving Advances to Borrower’s deposit account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if any such Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephonic notice given by a person whom Bank believes is a Responsible Officer or such Person’s designee, and Borrower hereby indemnifies Bank for any loss Bank suffers due to any such reliance.

Silicon Valley Bank	Amendment to Loan Agreement

     (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances and related Obligations are immediately payable.

2.1.2 Letters of Credit Sublimit.

     Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding Committed Revolving Line minus the outstanding principal balance of the Revolving Advances minus the Cash Management Sublimit, and minus the FX Reserve; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $1,500,000. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3 Foreign Exchange Sublimit.

     If there is availability under the Committed Revolving Line for the making of Revolving Advances, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $1,500,000 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

2.1.4 Cash Management Services Sublimit.

     Borrower may use up to $1,500,000 for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line for Revolving Advances. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Revolving Advances under the Committed Revolving Line and will accrue interest at the rate for Revolving Advances. “

     2. Revised Section 6.2. Section 6.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.2 Financial Statements, Reports, Certificates.

     (a) Borrower will deliver to Bank: (i) as soon as available, but no later than five days after the earlier to occur of the date each of the Reports 10-Q and 10-K of I–Flow Corporation is filed or required to be filed with the Securities and Exchange Commission, each of such 10-Q and 10-K Reports and all other documents and information filed in connection therewith; (ii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in

Silicon Valley Bank	Amendment to Loan Agreement

damages or costs to Borrower or any Subsidiary of $250,000 or more, on a joint basis for all such entities; (iii) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (iv) prompt notice of any material change in the composition of the Intellectual Property or knowledge of an event that materially adversely affects the value of the Intellectual Property.

     (b) Concurrently with the delivery of the financial reports set forth in clause (a)(i) above, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D hereto.

     (c) Borrower shall allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will not be conducted unless a Default or an Event of Default has occurred and is continuing.”

     3. Revised Section 6.7. Section 6.7 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.7 Financial Covenants.

Borrower will maintain at all times during the effectiveness of this Agreement on a consolidated basis for I-Flow Corporation and tested quarterly during the term hereof unless otherwise indicated below:

(i) Quick Ratio. A ratio of Quick Assets to Modified Current Liabilities of at least 1.50 to 1.00.

(ii) Adjusted Net Loss. Borrower will not incur an adjusted net loss in excess of $7,000,000 for the quarter ending March 31, 2005, $5,500,000 for the quarter ending June 30, 2005; $4,000,000 for the quarter ending September 30, 2005; $2,500,000 for the quarter ending December 31, 2005; and $1,000,000 for the quarter ending March 31, 2006. As used herein the term adjusted net loss shall mean net loss for the applicable quarter end period excluding the effects of non-cash charges related to stock compensation expenses, all as determined in accordance with GAAP, consistently applied.”

     4. Modified Definitions. The defined terms “Committed Revolving Line” and “Quick Assets” as set forth in Section 13.1 of the Loan Agreement are hereby amended to read respectively as follows:

“‘Committed Revolving Line’ is the revolving credit facility extended by Bank hereunder to Borrower and relating to an aggregate amount of Revolving Advances of up to Ten Million Dollars ($10,000,000).

‘Quick Assets’ shall mean as of any date of determination, the Borrower’s consolidated, unrestricted cash, unrestricted cash equivalents, short term investments and net trade accounts receivable of Borrower.”

     5. Deleted Definitions. The defined terms “Borrowing Base” and “Eligible Accounts” shall be deemed no longer in force or effect.

Silicon Valley Bank	Amendment to Loan Agreement

     6. Modified Revolving Maturity Date. The Revolving Maturity Date as set forth in Section 13.1 of the Loan Agreement is hereby modified to be “April 29, 2006.”

     7. Waiver. Prior to the effectiveness of this Amendment, Borrower was not in compliance with the covenants set forth in then effective Section 6.2(b) regarding the delivery of monthly borrowing base certificates together with aged listings of accounts receivable and accounts payable and such other matters set forth in such section as then effective for the periods of January, February and March 2005. Bank hereby waives any and all Events of Default arising from Borrower’s non-compliance with the foregoing.

     8. Fee. In consideration for Bank entering into this Amendment, Borrower shall concurrently pay Bank a fee in the amount of $25,000, which shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.

     9. Representations True. Borrower represents and warrants to Bank that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

     10. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Bank and Borrower, and the other written documents and agreements between Bank and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:	Bank:

I-Flow Corporation	SILICON VALLEY BANK

By /s/ James R. Talevich	By /s/ Ryan Incorvaia

Chief Financial Officer	Vice President